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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           Notification of Late Filing
                                                  Commission File Number O-1437

(Check one):      (  ) Form 10-K      (  ) Form 11-K    (  ) Form 20-F
            (X) Form 10-Q    (  ) Form N-SAR

     For period ended                                     December 31, 1995

( )  Transition Report on Form 10-K
( )  Transition Report on Form 20-F
( )  Transition Report on Form 11-K
( )  Transition Report on Form 10-Q
( )  Transition Report on Form N-SAR

     For the transition period ended

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

     Full name of registrant                    THE FIRST REPUBLIC CORPORATION
                                                  OF AMERICA

     Former name if applicable

                                                 302 Fifth Avenue
     Address of principal executive office (Street and Number)

     City, State and Zip Code                    New York, New York  10001



                                  12b25-1
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                                     PART II
                             RULE 12B-25(B) AND (C)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check where appropriate.)

( )       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion, thereof will be filed on or before the fifth calendar day following the prescribed due date, and

( )       (c)  The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

          State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

          Financial information from foreign subsidiaries will not be received in sufficient time.

                                     PART IV
                                OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification.

         HARRY BERGMAN                                 (212)  279-6100
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                  (Name)                     (Area Code)  (Telephone Number)

          (2)  Have all other periodic  reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify report(s).
                                            (X) Yes                    ( ) No

          (3)  Is it anticipated  that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                             ( ) Yes                    (X) No

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          If so, attach an explanation of the anticipated  change,  both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                    THE FIRST REPUBLIC CORPORATION OF AMERICA
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date    February 13, 1996                      By /s/ Harry Bergman
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                                               Harry Bergman, Chief Financial
                                               and Accounting Officer